Exhibit 10.5

GLOBAL HYATT CORPORATION

Special Cash Award Agreement

Participant: [                    ]

The following sets forth the terms of your Performance Award paid in cash (your “Special Cash Award”).

SPECIAL CASH AWARD:

Special Cash Award Granted:	[ ]

VESTING SCHEDULE:

Vesting Schedule:	Subject to acceleration in certain circumstances, the Special Cash Award shall vest and become payable on the following vesting dates:

• Initial 25% of the Cash Award on April 1, [ ]

• Additional 25% of the Cash Award on April 1, [ ]

• Additional 25% of the Cash Award on April 1, [ ]

• Additional 25% of the Cash Award on April 1, [ ]

The Performance Award that is described and made pursuant to this Special Cash Award Agreement (as amended from time to time, this “Award Agreement”) is issued under the Amended and Restated Global Hyatt Corporation Long-Term Incentive Plan (as amended from time to time, the “Plan”). By your signature on this Award Agreement:

•	you consent to be bound by all of the terms and conditions of this Award Agreement and the Plan; and

•	you acknowledge that you have received, read and understood the Plan, and this Award Agreement and are familiar with the terms and provisions of each.

The following terms and conditions apply to the Performance Award granted pursuant to this Award Agreement.

Company; Defined Terms:	Except as the context may otherwise require, references to the “Company” shall be deemed to include its subsidiaries and affiliates.

To the extent not defined herein, capitalized terms shall have the meanings ascribed to them in the Plan.

Type of Award:	Special Cash Award.

The Special Cash Award entitles the Participant to receive cash from the Company, subject to the provisions of this Award Agreement and the provisions of the Plan.

Vesting:	The Special Cash Award shall vest and become payable according to the schedule set forth above. The Special Cash Award will vest on such dates only if the Participant remains in continuous Service (as defined below) with the Company from the Grant Date through such vesting date. “Service” for purposes of this Award Agreement shall mean employment as an Employee, or service to the Company as a Director or Consultant.

Except as provided below, any unvested portion of the Special Cash Award will be forfeited upon Termination of Service.

Vesting of the Special Cash Award will accelerate in the following circumstances:

•

In the event of Termination of Service due to death or disability (as determined by the Administrator based on eligibility for benefits under the Company’s long-term disability program), the Special Cash Award will vest in full and shall be paid as part of the next regularly scheduled payroll that immediately follows Termination of Service.

•	In the event of a Change in Control, payment or vesting of the Special Cash Award will accelerate to the extent provided in Section 12.2(d) of the Plan.

Payment of the Special Cash Award:	The vested portion of the Special Cash Award, less any legally required and voluntarily elected withholdings, shall be paid as part of the next regularly scheduled payroll following vesting.

Tax Withholding:	Unless paid in cash by the Participant at the time of vesting, the Company will deduct or withhold from the Special Cash Award an amount equal to the amount sufficient to satisfy the minimum statutory Federal, state and local tax (including the FICA and Medicare tax obligation) withholding required by law with respect to the payment.

The Participant is encouraged to consult with a tax advisor regarding the tax consequences of participation in the Plan.

Transferability of Special Cash Award:	The Special Cash Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, provided that in the event of the Participant’s death, amounts payable with respect to the Special Cash Award shall be paid, as applicable, to the Participant’s designated beneficiary. The Administrator will advise Participants with respect to the procedures for naming and changing designated beneficiaries.

Repayment Obligation Upon Detrimental Conduct:	In the event the Participant engages in “detrimental conduct” (as defined below), at any time prior to April 1, 2013, the Participant shall forfeit the unvested portion of the Special Cash Award and shall be required to repay to the Company all after-tax amounts received by the Participant in payment of the vested portion of the Special Cash Award within thirty (30) days after the Administrator gives written notice to the Participant of his or her detrimental conduct. The Company may offset and withhold any such amounts due and owing from the Participant against any amounts otherwise due and owing from the Company to the Participant.

The Participant will be deemed to have engaged in detrimental conduct if in the reasonable, good faith determination of the Administrator, the Participant has engaged in conduct constituting (1) a felony; (2) gross negligence or willful misconduct in the performance of Participant’s duties and responsibilities to the Company; (3) willful violation of a material Company policy, including, without limitation, any policy relating to confidentiality, honesty, integrity and/or workplace behavior, which violation has resulted or may reasonably be expected to result in harm to the Company, its stockholders, directors, officers, employees or customers; (4) improper internal or external disclosure or use of confidential information or material concerning the Company or any of its stockholders, directors, officers, or employees which use or disclosure has resulted or may reasonably be expected to result in harm to the Company; (5) publicly disparaging the Company or any of its stockholders, directors, officers or employees; and/or (6) willful violation of any material agreement with the Company entered into by the Participant in connection with or pursuant to the Plan.

Upon a reasonable, good faith determination that detrimental conduct has occurred, the Administrator shall give the Participant written notice, which shall specify the conduct and the date of the conduct. Any dispute concerning the matters set forth in the notice shall be decided under the procedures in the Plan.

Signature page follows.

If a fully-executed copy of this Award Agreement is not returned to the Company by 5:00 pm (Central Time) on [            ] the grant of Special Cash Award hereunder shall be null and void.

Global Hyatt Corporation	Participant:

By:
Name:
Title:	Date:

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